Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements pertaining to certain employee benefit plans of J.B. Hunt Transport Services, Inc.:

(1)	Registration Statement (Form S-8 No. 2-93928)
(2)	Registration Statement (Form S-8 No. 33-40028)
(3)	Registration Statement (Form S-8 No. 333-126325)

of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of J.B. Hunt Transport Services, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of J.B. Hunt Transport Services, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Rogers, Arkansas
February 26, 2010